                                                                    EXHIBIT 99.1

                                                                   PRESS RELEASE

                ESCALON(R) MEDICAL CORP. REPORTS RECORD REVENUES

                         AND NET INCOME FOR FISCAL 2003

Fiscal 2003 Net Income Rose 75% on 11% Increase in Revenues

WAYNE, PA - SEPTEMBER 26, 2003 -- Escalon Medical Corp. (Nasdaq Small Cap: ESMC) today announced results for its fiscal fourth quarter and year ended June 30, 2003. For fiscal 2003, Escalon Medical reported a 74.9% gain in net income to $1,712,377, or $0.479 per diluted share, from net income of $978,857, or $0.291 per diluted share, in fiscal 2002. Net revenue for fiscal 2003 was $13,366,030 compared to $12,073,932 in the prior year period, a 10.7% gain. Product revenue increased by 8.7% during the year to $11,191,493.

For the fourth quarter of fiscal 2003, Escalon Medical reported net income of $650,414, or $0.170 per diluted share, a 208% gain over net income of $211,140, or $0.063 per diluted share, in the fourth quarter of fiscal 2002. Net revenues for the fourth quarter of fiscal 2003 increased 21.0% to $3,703,622 compared to $3,060,408 in the fourth quarter of fiscal 2002. Product revenue increased 22.6% to $3,152,192 in the quarter.

For the fourth quarter, revenue from Sonomed increased 32.2% to $1,855,000 compared to $1,403,000 in the prior year period. Strong gains in the domestic market more than offset declines in Latin America, Africa and Asia. Revenue in the Vascular business increased 1.6% to $730,000 in the fourth quarter of fiscal 2003 compared to $719,000 in the year ago period. Product revenue in the Company's Medical / Trek business increased 39.1% to $445,000 in the quarter from $320,000 in the fourth quarter of fiscal 2002 driven by gains in OEM business. Revenue in the EMI business unit was $121,000 for the quarter compared to $131,000 in the fourth quarter of 2002. Royalty revenue was $552,000 in the quarter compared to $488,000 in the year ago period. Additional royalty revenue, which is largely based upon future sales of Silicone Oil by Bausch & Lomb, is expected to continue through fiscal 2005. In addition to Silicone Oil, the Company also receives royalty payments related to the licensing of its intellectual laser properties. The Company's two royalty revenue streams will fluctuate depending on the demand of the underlying products.

The gross margin as a percent of product revenue was 56.9% in the current quarter compared to 56.4% in the year ago period. Marketing, general and administrative expenses declined to 33.7% of net revenues in

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Escalon Medical Corp.
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the fourth quarter from 44.0% of sales in the year ago period, despite increases in selling expenses. Research and development spending increased to $201,996 from $155,017 in the year ago quarter. For fiscal 2003, the gross margin as a percent of product revenue was 56.3% compared to 54.9% in 2002. Marketing, general and administrative expenses declined to 37.7% of net revenues in 2003 compared to 42.2% in 2002. Research and development spending increased to $780,333 compared to $554,760 in 2002.

      "We ended fiscal 2003 on a high note, with another record in terms of net revenues and net income and full year EBITDA of over $2.8 million. We have been particularly pleased with the performance in our Sonomed, Vascular and Trek businesses. Importantly, our strong financial results have enabled us to continue to pay down debt and reinvest in our technologies, which should position us well for the future," commented Richard J. DePiano, Chairman and Chief Executive Officer.

Mr. DePiano continued, "At Sonomed, our domestic business continued to exhibit strength, with solid demand for our pachymeter, a device becoming popular with optometrists for use in glaucoma screening. Internationally, while economies remain soft, we see opportunities to expand further into Latin America, Africa and Asia. In addition, recent management changes in Europe should help the business there gain traction going forward. We continue to invest in R&D at Sonomed and our newly introduced B-Scan, the E-Z Scan(TM), which has been well received in Europe and the U.S., began limited shipments recently."

"Our Vascular segment performed solidly in the quarter with continued growth in our PD Access(TM) and Smart Needle(TM) business. We are also in the process of making enhancements to our Doppler Guided IV Needle as a result of user feedback from our test markets. We continue to add to our sales team and will be ready to take advantage of the opportunity we see in the oncology and anesthesia markets when the product is rolled out more widely."

Mr. DePiano concluded, "Management's focus on generating cash has led to significant improvements to our balance sheet in fiscal 2003. Total debt declined by nearly $2.0 million and shareholders' equity increased by over $1.7 million to $8.9 million at June 30, 2003. We also continue to make progress operationally in our niche markets and look forward to taking advantage of our targeted growth opportunities in the year ahead."

Founded in 1987, Escalon develops, markets and distributes ophthalmic diagnostic, surgical and pharmaceutical products as well as vascular access devices. The Company seeks to utilize strategic partnerships to help finance its development programs and is also seeking acquisitions to further diversify its product line to achieve critical mass in sales and take better advantage of the Company's distribution capabilities. Escalon has headquarters in Wayne, Pennsylvania and manufacturing operations in Long Island, New York and New Berlin, Wisconsin.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company's future prospects. They are based on the Company's current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to improve upon the operations of the Company's business units, generate cash and identify, finance and enter into business relationships and acquisitions, uncertainties and risks related to new product development, commercialization, manufacturing and market acceptance of new products, marketing acceptance of existing products in new markets, research and development activities, including failure to demonstrate clinical efficacy, delays by regulatory authorities, scientific and technical advances by the Company or third parties, introduction of competitive products, third party reimbursement and physician training as well as general economic conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's report on Form 10-K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission as well as other sources.

                           --FINANCIAL TABLES FOLLOW--
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Escalon Medical Corp.
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ESCALON MEDICAL CORP. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       THREE MONTHS ENDED                       YEAR ENDED
                                                            JUNE 30,                             JUNE 30,
                                                     2003              2002               2003               2002
                                                  -----------       -----------       ------------       ------------
Product revenue                                   $ 3,152,192       $ 2,572,035       $ 11,191,493       $ 10,293,051
Other revenue                                         551,430           488,373          2,174,537          1,780,881
                                                  -----------       -----------       ------------       ------------
Revenues, net                                       3,703,622         3,060,408         13,366,030         12,073,932

Costs and expenses:
   Cost of goods sold                               1,359,234         1,120,875          4,895,574          4,640,325
   Research and development                           201,996           155,017            780,333            554,760
   Marketing, general and administrative            1,247,704         1,345,997          5,033,852          5,096,994
   Write-down of Povidone Iodine license and
     distribution rights                                   --                --            195,950                 --
                                                  -----------       -----------       ------------       ------------
         Total costs and expenses                   2,808,934         2,621,889         10,905,709         10,292,079
                                                  -----------       -----------       ------------       ------------

Income from operations                                894,688           438,519          2,460,321          1,781,853

Other income and (expenses):
   Loss from termination of joint venture                  --           (23,434)                --            (23,434)
   Equity in income (loss) of unconsolidated
      joint venture                                        --                --                 --              8,848
   Interest income                                        726               542              2,813              2,347
   Interest expense                                  (132,588)         (204,487)          (638,345)          (790,757)
                                                  -----------       -----------       ------------       ------------
         Total other income and (expense)            (131,862)         (227,379)          (635,532)          (802,996)
                                                  -----------       -----------       ------------       ------------

Income before income taxes                            762,826           211,140          1,824,789            978,857

Income taxes                                          112,412                --            112,412                 --
                                                  -----------       -----------       ------------       ------------

Net income                                        $   650,414       $   211,140       $  1,712,377       $    978,857
                                                  ===========       ===========       ============       ============

Basic net income  per share                       $     0.193       $     0.063       $      0.509       $      0.293
                                                  ===========       ===========       ============       ============

Diluted net income per share                      $     0.170       $     0.063       $      0.479       $      0.291
                                                  ===========       ===========       ============       ============

Weighted average shares - basic                     3,365,359         3,345,851          3,365,359          3,345,851
Weighted average shares - diluted                   3,573,192         3,360,492          3,573,192          3,360,492

SELECTED BALANCE SHEET DATA:                     June 30,             June 30,

                                                   2003                 2002

                                                -----------          -----------
                                                 (audited)            (audited)

Cash, cash equivalents and investments          $   298,390          $   220,826
Total current assets                              4,758,660            4,287,590
Total assets                                     16,890,231           16,912,441
Current liabilities                               3,870,322            4,527,697
Long-term debt                                    4,080,461            5,191,393
Total shareholders' equity                        8,939,448            7,193,351

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